UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 23, 2009

COMVERSE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06     Material Impairments.

The Company has determined that under accounting principles generally accepted in the United States (“U.S. GAAP”), it will be required to record in its financial statements non-cash, pre-tax charges related to (i) the impairment of goodwill and intangible assets of one of its reporting units and (ii) other than temporary declines in the fair value of the Company’s investments in its auction rate securities (“ARS”) portfolio. These impairment charges are not expected to result in future cash expenditures.

Impairment of Goodwill and Intangible Assets

The Company’s testing of (i) goodwill in accordance with Accounting Standards Codification (“ASC”) 350 Intangibles-Goodwill and Other (formerly known as Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets) , and (ii) ASC 360 Property, Plant, and Equipment (formerly known as SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets) indicate an impairment at its Netcentrex S.A. reporting unit of its Comverse operating segment.  During the fiscal year ended January 31, 2008, the Netcentrex reporting unit experienced a decline in its results as compared to its prior performance and this slowdown was exacerbated by the global economic crisis resulting in even further reductions in capital spending by Netcentrex customers.  The global economic crisis continued during the fiscal year ended January 31, 2009, and, in addition, the Netcentrex reporting unit experienced a significant reduction in orders from a key customer.  These factors negatively affected the projected future cash flows of the Netcentrex reporting unit.  The Company estimates that it will record non-cash, pre-tax impairment charges between $120 million and $150 million in its consolidated statements of operations for the fiscal year ended January 31, 2008 and between $30 million and $60 million for the fiscal year ended January 31, 2009.  These estimated charges reflect the impairment of substantially all of the reporting unit’s goodwill and intangible assets.

In addition, the Company continues to evaluate the potential impairment in its other reporting units related to its Comverse segment as it has yet to complete its impairment analysis to determine whether any impairment exists.  The Company also notes that Verint Systems Inc., its majority owned subsidiary (“Verint”), has estimated goodwill impairments for the fiscal years ended January 31, 2007, 2008 and 2009, as disclosed in Verint’s Current Report on Form 8-K filed on December 3, 2009.  Verint’s goodwill impairment charges do not result in an impairment charge at the consolidated level because the Company’s reporting units are at a higher level.

Other-than-Temporary Impairments Relating to ARS Portfolio

The Company also expects to report non-cash, pre-tax charges related to the other-than-temporary declines in fair value of its investments in ARS for the fiscal years ended January 31, 2008 and January 31, 2009, and the nine months ended October 31, 2009, of approximately $48 million, $86 million and $6 million, respectively. The aggregate original face amount of ARS held by the Company was approximately $262 million, $236 million and $236 million as of January 31, 2008, January 31, 2009 and October 31, 2009, respectively, and was valued at $144 million, taking into account our ability to put certain ARS back to our broker at par value, as of October 31, 2009.  The other-than-temporary declines were due to the illiquid conditions in the global credit markets; the absence of liquidity to support auctions of ARS that had historically been provided by broker-dealers; and, in certain cases, the decline in credit quality of the issuers of the underlying securities.  The Company expects to continue its efforts to effect an orderly liquidation of its ARS.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved. Important factors that could affect the statements contained herein include: the results of the investigations of the Special Committee of the Board of Directors concluded on January 28, 2008, of matters relating to the Company’s stock option grant practices and other accounting matters; the results of the Audit Committee’s investigation and any governmental investigations or proceedings arising out of potentially unlawful payments made in foreign jurisdictions in connection with the sale of certain products; the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of such investigations or as result of the Company’s evaluation of the application of U.S. GAAP in connection with the recognition of revenue; the risk of violating a court order if the Company is unable to file certain periodic reports on or before February 8, 2010 or if the Company does not file periodic reports in a timely manner after that date and any resulting legal proceedings that may be initiated by the SEC to hold the Company in contempt of court or to revoke the registration of its common stock under Section 12(j) of the Exchange Act; litigation, including the pending securities class action (the settlement of which is subject to court approval) and other litigation related to the results of the Special Committee investigations and the restatement of the Company consolidated financial statements and potential liability for a substantial damage award and indemnification obligations; and the discovery of material weaknesses and the implementation of remedial measures. The Company undertakes no commitment to update or revise forward-looking statements except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE TECHNOLOGY, INC.

Date: December 23, 2009	By: /s/ Andre Dahan
Name: Andre Dahan Title: President and Chief Executive Officer